Exhibit 99.1
------------


         SUSSEX BANCORP ANNOUNCES INCREASED FIRST QUARTER 2005 EARNINGS
               DECLARES QUARTERLY CASH DIVIDEND OF $0.07 PER SHARE
               ---------------------------------------------------


     FRANKLIN, NEW JERSEY - April 28, 2005- Sussex Bancorp (AMEX: "SBB") today announced its financial results for the first quarter ending March 31, 2005.

     First Quarter Highlights Include:
          o    Quarterly net income growth of 40% from the first quarter of 2004
          o    Quarterly interest income growth of 22% from same quarter in 2004
          o    Cash dividend of $0.07 per share

     For the quarter ended March 31, 2005, the Company earned net income of $520,000, an increase of approximately 40 percent over net income of $371,000 for the first quarter of 2004. Basic earnings per share for the two periods were $0.17 and $0.20 respectively. Diluted earnings per share were $0.17 and $0.19 for the two periods. 2005 earnings per share were also effected by the 1,131,150 shares issued by the Company in December of 2004.

     The Company's net interest income increased to $2,636,000 for the quarter ended March 31, 2005 from $2,132,000 for the first quarter of 2004. The Company's interest income increased to $3,423,000 for the three months ended March 31, 2005 from $2,799,000 for the first quarter of 2004. The Company's interest expense increased to $787,000 for the first quarter of 2005 from $667,000 for the first quarter of 2004. The Company's total deposits increased to $228.0 million at March 31, 2005 from $212.8 million at March 31, 2004. At March 31, 2005 the Company had total assets of $280.2 million, compared to total assets of $247.2 million at March 31, 2004.

     The loan loss provision for the first quarter was $135,000 compared to $148,000 for the same period last year. The Company's total loans increased $27.7 million to $166.6 million at March 31, 2005 from $138.9 million at March 31, 2004.

     Sussex Bancorp also announced that its Board of Directors declared a cash dividend of $0.07 per share, payable on May 31, 2005 to shareholders of record as of May 9, 2005.

     Sussex Bancorp is the holding company for Sussex Bank, which operates through its main office in Franklin, New Jersey and branch offices in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey, and for the Tri-State Insurance Agency, Inc., a full service insurance agency located in Sussex County, New Jersey.

                                 SUSSEX BANCORP
                        CONSOLIDATED STATEMENTS OF INCOME

                                         For the Three Months
                                           Ended March 31,
(In thousands, except
share and per share data)               2005             2004
                                        ----             ----

Interest income                      $    3,423       $    2,799
Interest expense                            787              667
                                     ----------       ----------
Net interest income                       2,636            2,132
Provision for loan losses                   135              148
                                     ----------       ----------
Net interest income after
     provision for loan losses            2,501            1,984
Non-interest income                       1,101            1,150
Non-interest expense                      2,903            2,628
                                     ----------       ----------
Income before tax expense                   699              506
Tax expense                                 179              135
                                     ----------       ----------
Net income                           $      520       $      371
                                     ==========       ==========

Basic earnings per share             $     0.17       $     0.20
Diluted earnings per share           $     0.17       $     0.19

Shares outstanding:
Basic                                 3,007,408        1,819,382
Diluted                               3,049,590        1,921,271


                                 SUSSEX BANCORP
                           CONSOLIDATED BALANCE SHEETS

                                                            Balances as of
                                                              March 31,

(In thousands)                                           2005            2004
                                                         ----            ----

Cash and due from banks                               $   9,922       $  10,027
Federal funds sold                                       12,800           5,965
                                                      ---------       ---------
     Cash and cash equivalents                           22,722          15,992

Interest bearing time deposits with other banks             500           3,500
Securities available for sale, at fair value             75,509          76,056
Federal Home Loan Bank stock, at cost                       700             760

Loans                                                   166,639         138,945
Allowance for loan losses                                (1,828)         (1,853)
                                                      ---------       ---------
Net loans                                               164,811         137,092

Premises and equipment, net                               5,952           4,970
Accrued interest receivable                               1,409           1,221
Goodwill, net                                             2,334           2,124
Other assets                                              6,282           5,511
                                                      ---------       ---------
     Total assets                                     $ 280,219       $ 247,226
                                                      =========       =========

Deposits                                                227,954         212,845
Borrowings                                               14,000          11,000
Other liabilities                                         1,569           2,435
Mandatory redeemable capital debentures                   5,155           5,155
                                                      ---------       ---------
Total liabilities                                       248,678         231,435

Total shareholders' equity                               31,541          15,791
                                                      ---------       ---------

     Total liabilities and shareholders' equity       $ 280,219       $ 247,226
                                                      =========       =========